Exhibit 99.1

FOR IMMEDIATE RELEASE

Friedman Industries, Incorporated Announces Fourth Quarter and Fiscal Year 2026 Results

March 31, 2026 Quarter Highlights:

●	Net earnings of $9.2 million; EBITDA of $15.2 million
●	Sales of $191.8 million
●	Record quarterly sales volume
●	6% increase in sales volume over the preceding third quarter
●	14% increase in sales volume over the prior year fourth quarter

Fiscal Year March 31, 2026 Highlights:

●	Net earnings of $19.5 million; EBITDA of $34.3 million
●	Sales of $646.9 million – 46% increase over the prior fiscal year
●	Record annual sales volume
●	22% increase in sales volume over the prior fiscal year

LONGVIEW, Texas, June 11, 2026 (Globe Newswire) -- Friedman Industries, Incorporated (NASDAQ/GS: FRD) announced today its results of operations for the quarter and fiscal year ended March 31, 2026.

“We delivered an outstanding fourth quarter and a strong finish to fiscal 2026 as our strategic investments and operating initiatives translated into meaningful financial results,” said Michael J. Taylor, President and Chief Executive Officer. “Fourth quarter net earnings increased to $9.2 million on sales of $191.8 million, while sales volume reached the highest quarterly level in Company history. Fiscal 2026 sales volume also established a new Company record, driving net earnings of $19.5 million on sales of $646.9 million. These results reflect the strength of our operating platform, disciplined commercial execution, and continued focus on profitable growth.”

Taylor continued, “Our fiscal 2026 performance demonstrates the effectiveness of our long-term growth strategy. Record sales volumes, increased capacity utilization, and strong execution across our facilities drove improved operating results throughout the year. In addition, the Century Metals acquisition has proven to be an excellent strategic fit by expanding our processing capabilities, enhancing our geographic reach, and contributing meaningfully to both volume growth and profitability. Combined with our risk management capabilities and strong balance sheet, we believe we are well positioned to continue building value for our shareholders.”

FINANCIAL RESULTS

For the quarter ended March 31, 2026 (the “2026 quarter”), the Company recorded net earnings of approximately $9.2 million ($1.30 diluted earnings per share) on sales of approximately $191.8 million compared to net earnings of approximately $5.3 million ($0.76 diluted earnings per share) on net sales of approximately $129.2 million for the quarter ended March 31, 2025 (the “2025 quarter”). EBITDA for the 2026 quarter was approximately $15.2 million compared to approximately $8.5 million for the 2025 quarter. Sales volume increased from approximately 166,500 tons for the 2025 quarter to approximately 189,000 tons for the 2026 quarter, an increase of approximately 22,500 tons, or 14%. Approximately half of the increase was attributable to same-facility volume growth at the Company's existing operations, while the remaining increase resulted from volumes contributed by Century Metals, which was acquired during fiscal 2026.

For the year ended March 31, 2026 (“fiscal 2026”), the Company recorded net earnings of approximately $19.5 million ($2.76 diluted earnings per share) on sales of approximately $646.9 million. For the year ended March 31, 2025 (“fiscal 2025”), the Company recorded net earnings of approximately $6.1 million ($0.87 diluted earnings per share) on sales of approximately $444.6 million. EBITDA for fiscal 2026 was approximately $34.3 million compared to approximately $13.9 million for fiscal 2025. Sales volume increased from approximately 579,500 tons for fiscal 2025 to approximately 706,000 tons for fiscal 2026, an increase of approximately 126,500 tons, or 22%. Approximately 100,500 tons of the increase, or 80%, was attributable to same-facility volume growth at the Company's existing operations, while the remaining approximately 26,000 tons, or 20%, resulted from volumes contributed by Century Metals, which was acquired during fiscal 2026.

The table below provides our statements of operations for the quarters and fiscal years ended March 31, 2026 and 2025:

SUMMARY OF OPERATIONS
(In thousands, except for per share data)

	Three Months Ended March 31,		Fiscal Year Ended March 31,
	2026	2025	2026	2025

Net Sales	$191,779	$129,216	$646,913	$444,600

Cost and expenses:
Cost of materials sold (excludes items shown separately below)	(149,438)	(102,483)	(518,696)	(365,648)
Processing and warehousing expense	(12,131)	(9,447)	(41,722)	(33,477)
Delivery expense	(7,617)	(6,855)	(28,398)	(23,228)
Selling, general and administrative expenses	(9,730)	(3,838)	(28,622)	(16,171)
Depreciation and amortization	(1,033)	(846)	(3,824)	(3,291)
	(179,949)	(123,469)	(621,262)	(441,815)

Gain on disposal of property, plant & equipment	-	105	-	258

Earnings from operations	11,830	5,852	25,651	3,043

Gain on economic hedges of risk	904	1,765	3,412	7,598
Interest expense	(1,394)	(771)	(4,104)	(2,953)
Fair value adjustment of contingent consideration	1,420	-	1,420	-
Other income (expense)	(14)	2	(7)	5

Earnings before income taxes	12,746	6,848	26,372	7,693

Income tax expense	(3,524)	(1,503)	(6,839)	(1,608)

Net earnings	$9,222	$5,345	$19,533	$6,085

Net earnings per share:
Basic	$1.30	$0.76	$2.76	$0.87
Diluted	$1.30	$0.76	$2.76	$0.87

The table below provides summarized balance sheets as of March 31, 2026 and 2025:

SUMMARIZED BALANCE SHEETS
(In thousands)

	March 31, 2026	March 31, 2025
ASSETS:
Current Assets	257,039	166,467
Noncurrent Assets	79,771	60,355
Total Assets	336,810	226,822

LIABILITIES AND STOCKHOLDERS' EQUITY:
Current Liabilities	76,149	38,324
Noncurrent Liabilities	109,167	56,073
Total Liabilities	185,316	94,397

Total Stockholders' Equity	151,494	132,425

Total Liabilities and Stockholders' Equity	336,810	226,822

FLAT-ROLL SEGMENT OPERATIONS

Flat-roll segment sales for the 2026 quarter totaled approximately $175.7 million, compared to approximately $117.7 million for the 2025 quarter.

Sales volume for the 2026 quarter consisted of approximately 157,500 tons from inventory and another 19,000 tons of toll processing, compared to approximately 139,000 tons from inventory and 16,500 tons of toll processing in the 2025 quarter. The increase in sales volume was driven by stronger demand among some customers, successful commercial efforts to increase capacity utilization and the acquisition of Century.

The average selling price increased from approximately $836 per ton in the 2025 quarter to approximately $1,108 per ton in the 2026 quarter. The flat-roll segment recorded earnings from operations of approximately $13.9 million and $7.1 million for the 2026 quarter and 2025 quarter, respectively.

TUBULAR SEGMENT OPERATIONS

Tubular segment sales for the 2026 quarter totaled approximately $16.1 million, compared to approximately $11.5 million for the 2025 quarter.

Tons sold increased from approximately 11,000 tons for the 2025 quarter to approximately 12,500 tons for the 2026 quarter. The average per ton selling price increased from approximately $1,044 per ton in the 2025 quarter to approximately $1,287 per ton in the 2026 quarter. The tubular segment recorded earnings from operations of approximately $2.0 million and $0.6 million for the 2026 quarter and 2025 quarter, respectively.

HEDGING ACTIVITIES

The Company utilizes hot-rolled coil (“HRC”) futures, options and swaps to manage price risk on unsold inventory and longer-term fixed price sales agreements. Hedging activities are typically accounted for using mark-to-market (“MTM”) accounting treatment and hedging decisions are intended to protect the value of our inventory and produce more consistent financial results over price cycles. With MTM accounting treatment it is possible that hedging related gains or losses might be recognized in a different period than the corresponding improvement or contraction in our physical margins. For the 2026 quarter, we recognized a gain on hedging activities of approximately $0.9 million. For fiscal 2026, we recognized a total hedging gain of approximately $3.4 million.

OUTLOOK

Management expects first quarter fiscal 2027 sales volumes to be comparable to fourth quarter fiscal 2026 volumes. Management anticipates sequential improvement in sales margins driven by increases in average selling prices during the first quarter.

“Friedman enters fiscal 2027 with strong operating momentum following a year of record sales volumes and significantly improved earnings,” Taylor added. “We expect first quarter sales volumes to be similar to fourth quarter levels and anticipate sequential margin improvement driven by higher average selling prices. The successful execution of our growth strategy, including the integration of Century, has strengthened our operating platform and expanded our ability to serve customers across our markets.”

Taylor concluded, “With a diversified footprint, a strong balance sheet, disciplined commercial approach, and proven risk management capabilities, we believe we are well positioned to capitalize on market opportunities and continue delivering profitable growth and long-term value for our shareholders.”

ABOUT FRIEDMAN INDUSTRIES

Friedman Industries, Incorporated (“the Company”), headquartered in Longview, Texas, is a diversified metals processing and pipe manufacturing company operating through two segments: flat-roll products and tubular products.

The flat-roll products segment includes processing facilities in Hickman, Arkansas; Decatur, Alabama; Miami, Florida; East Chicago, Indiana; Granite City, Illinois; and Sinton, Texas, as well as a distribution facility in Orlando, Florida. This segment processes carbon steel, stainless steel, and aluminum flat-rolled products. The Hickman, East Chicago, and Granite City facilities operate temper mills and corrective leveling cut-to-length lines; the Sinton and Decatur facilities operate stretcher leveler cut-to-length lines; and the Miami facility operates both a corrective leveling cut-to-length line and a slitting line. Additionally, the Granite City facility operates a fiber laser to further process sheet and plate into customer parts.

The tubular products segment operates in Lone Star, Texas, where the Company manufactures electric resistance welded (ERW) pipe and distributes pipe through its Texas Tubular Products division.

For more information, visit www.friedmanindustries.com.

NON-GAAP FINANCIAL MEASURES

The Company uses the non-GAAP (Generally Accepted Accounting Principles) financial measure of EBITDA in this news release. We define EBITDA as net earnings plus the following items: interest expense; provision for income tax; depreciation; and amortization. The Company presents EBITDA because it considers the measure as an important supplemental financial measure which provides additional insight for investors evaluating the Company’s financial and operational performance. The table below provides a reconciliation of net earnings to EBITDA for the periods discussed in this news release:

Reconciliation of EBITDA
(In thousands)
	Three months ended March 31,		Fiscal year ended March 31,
	2026	2025	2026	2025
Net earnings	9,222	5,345	19,533	6,085
Interest expense	1,394	771	4,104	2,953
Provision for income taxes	3,524	1,503	6,839	1,608
Depreciation and amortization	1,033	846	3,824	3,291
EBITDA	15,173	8,465	34,300	13,937

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, and such statements involve risk and uncertainty. Forward-looking statements include those preceded by, followed by or including the words “will,” “expect,” “intended,” “anticipated,” “believe,” “project,” “forecast,” “propose,” “plan,” “estimate,” “enable,” and similar expressions, including, for example, statements about our business strategy, our industry, our future profitability, growth in the industry sectors we serve, our expectations, beliefs, plans, strategies, objectives, prospects and assumptions, future production capacity and product quality.  These forward-looking statements may include, but are not limited to, everything under the header “Outlook” above, including sales volumes, margins, hedging results, and potential price increases, expectations as to financial results during the Company’s upcoming fiscal quarters, future changes in the Company’s financial condition or results of operations, future production capacity, product quality and proposed expansion plans. Forward-looking statements may be made by management orally or in writing including, but not limited to, this news release.

Forward-looking statements are not guarantees of future performance. These statements are based on management’s expectations that involve a number of business risks and uncertainties, any of which could cause actual results to differ materially from those expressed in or implied by the forward-looking statements. Although forward-looking statements reflect our current beliefs, reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which may cause our actual results, performance or achievements to differ materially from anticipated future results, performance or achievements expressed or implied by such forward-looking statements.

Actual results and trends in the future may differ materially depending on a variety of factors including, but not limited to, changes in the demand for and prices of the Company’s products, changes in government policy regarding steel, changes in the demand for steel and steel products in general and the Company’s success in executing its internal operating plans, changes in and availability of raw materials, our ability to satisfy our take or pay obligations under certain supply agreements, unplanned shutdowns of our production facilities due to equipment failures or other issues, increased competition from alternative materials and risks concerning innovation, new technologies, products and increasing customer requirements. Accordingly, undue reliance should not be placed on our forward-looking statements. Such risks and uncertainty are also addressed in our Management’s Discussion and Analysis of Financial Condition and Results of Operations and other sections of the Company’s filings with the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including the Company’s Annual Report on Form 10-K and its other Quarterly Reports on Form 10-Q. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, except to the extent law requires.

For further information, please refer to the Company’s Form 10-K as filed with the SEC on June 11, 2026 or contact Alex LaRue, Chief Financial Officer – Secretary and Treasurer, at (903)758-3431.